UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2023

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37722	46-4312787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Crescent Street, Building 17, Suite 102B

Waltham, MA 02453

(Address of Principal Executive Offices, including Zip Code)

(617) 651-5940

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AGLE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2023, Aeglea BioTherapeutics, Inc. (the “Company”) entered into and closed the transactions contemplated by that certain Asset Purchase Agreement (the “Purchase Agreement”) with Immedica Pharma AB, a limited company (Aktiebolag) organized and existing under the laws of Sweden (“Immedica”).

Subject to the terms and conditions of the Purchase Agreement, at the closing of the transactions (the “Closing”) contemplated by the Purchase Agreement (the “Asset Purchase”), Immedica purchased from the Company its assets related to its research, development and manufacturing program for pegzilarginase for the treatment of Arginase-1 Deficiency as well as other therapeutic, prophylactic, palliative and diagnostic uses (the “Program,” and any pharmaceutical product containing, incorporating or comprising pegzilarginase, the “Product”) for an initial payment in cash of $15,000,000 due at Closing and up to $100,000,000 after the Closing (the “Milestone Payments”), payable upon the achievement of certain milestones based on sale and regulatory approvals related to the Product (the “Milestone Events”).

The Purchase Agreement contains customary representations, warranties and covenants of the parties. The Company, on the one hand, and Immedica, on the other hand, have agreed to indemnify each other from and against losses the respective parties may incur arising out of breaches of the other party’s representations, warranties and covenants contained in the Purchase Agreement and for certain other liabilities, subject to specified survival limitations and other customary exceptions and limitations. Pursuant to the Purchase Agreement, Immedica has the right to set off indemnifiable amounts, subject to certain limitations, against any Milestone Payment that may become payable.

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed on March 21, 2021, the Company entered into a License and Supply Agreement (the “License Agreement”) with Immedica. In connection with the Asset Purchase and pursuant to the Purchase Agreement, the Company and Immedica terminated the License Agreement as of Closing.

Item 2.01	Completion of Acquisition or Disposition of Assets.

To the extent required by Item 2.01 of this Current Report, the information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 27, 2023, the Company issued a press release announcing the Company’s entry into the Purchase Agreement (the “Press Release”). The Press Release is attached hereto as Exhibit 99.1 and is being furnished herewith.

The information in this Item 7.01 of this Current Report and the Press Release being furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the Press Release attached as Exhibit 99.1 to this Current Report shall not be incorporated by reference into any filing with the Securities and Exchange Commission (the “SEC”) made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

As previously disclosed on June 23, 2023, the Company entered into and closed the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) with Spyre Therapeutics, Inc., a Delaware corporation and the other parties thereto. As contemplated by the Merger Agreement, the Company entered into that certain Contingent Value Rights Agreement (the “CVR Agreement”) with American Stock Transfer & Trust Company LLC, a Delaware limited liability company (“AST”), as rights agent on July 7, 2023.

The CVR Agreement entitles each holder of a contingent value right (“CVR”) to receive a pro rata share of the net proceeds, subject to certain permitted deductions as described in the CVR Agreement, from the Asset Purchase. Pursuant to the terms of the CVR Agreement, the first payments are expected to be made to CVR holders on or around November 14, 2023.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1*	Press Release of the Company, dated July 27, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGLEA BIOTHERAPEUTICS, INC.

Dated: July 27, 2023	By:	/s/ Jonathan Alspaugh
	Name:	Jonathan Alspaugh
	Title:	Chief Financial Officer